Exhibit 24.1

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Maria V. Woods, Ronnie Y. Ng, and Thomas F. Lesinski, and each of them severally, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign National CineMedia, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2023, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Lauren Zalaznick	Chair of the Board	February 1, 2024
Lauren Zalaznick

/s/ Bernadette Aulestia	Director	February 29, 2024
Bernadette Aulestia

/s/ Nicholas Bell	Director	February 1, 2024
Nicholas Bell

/s/ David E. Glazek	Director	February 1, 2024
David E. Glazek

/s/ Juliana Hill	Director	February 1, 2024
Juliana Hill

/s/ Tiago Lourenço	Director	February 1, 2024
Tiago Lourenço

/s/ Jean-Philippe Maheu	Director	February 1, 2024
Jean-Philippe Maheu

/s/ Joseph Marchese	Director	February 1, 2024
Joseph Marchese